Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Revance Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the Revance Therapeutics, Inc. 2014 Equity Incentive Plan	Other (2)	3,518,510 (3)	$5.43 (2)	$19,105,509.30	$0.0001476	$2,819.97
Equity	Common Stock, par value $0.001 per share, to be issued under the Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan	Other (4)	300,000 (5)	$4.61 (4)	$1,383,000.00	$0.0001476	$204.13
Total Offering Amounts					$20,488,509.30		$3,024.10
Total Fee Offsets							—
Net Fee Due							$3,024.10

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Revance Therapeutics, Inc. (the “Registrant”) common stock that become issuable under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) and the Registrant’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on February 23, 2024.
(3)Represents 3,518,510 additional shares of Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2024 under the 2014 Plan.
(4)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 23, 2024, multiplied by 85%.
(5)Represents 300,000 additional shares of Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2024 under the 2014 ESPP.